Filed pursuant to Rule 424(b)(3)
                                             Registration No. 333-72760

 Prospectus Supplement No. 1 to Prospectus dated March 12, 2002

               Freeport-McMoRan Copper & Gold Inc.
                       FCX Investment Ltd.

                          $603,750,000
              8 1/4% Convertible Senior Notes due 2006

               Freeport-McMoRan Copper & Gold Inc.
            42,220,280 Shares of Class A Common Stock
            42,220,280 Shares of Class B Common Stock

                      ____________________

     This prospectus supplement relates to the resale by the selling securityholders listed below of 8 1/4% Convertible Senior Notes due 2006 of Freeport-McMoRan Copper & Gold Inc. and its wholly owned subsidiary, FCX Investment Ltd., and the shares of class A or class B common stock of Freeport-McMoRan Copper & Gold Inc. issuable upon the conversion of the notes. You should read this prospectus supplement together with the prospectus dated March 12, 2002, which is to be delivered with this prospectus supplement.

     The table below (1) sets forth additional and updated information with respect to the principal amount of notes owned by each selling securityholder, and the shares of common stock into which such notes are convertible, that may be offered under the prospectus and this prospectus supplement by the selling securityholders; and (2) supplements and, to the extent inconsistent with, amends the table appearing in the section entitled "Selling Securityholders" beginning on page 43 of the prospectus. To the extent a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding that selling securityholder supercedes the information set forth in the prospectus.

     The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes or common stock in transactions exempt from the registration requirements of the Securities Act of 1933. Because the selling securityholders may offer all or some portion of the notes or the common stock to be offered by them, we cannot estimate the amount of any sales.

                                                       Number of
                            Principal                   Shares
                            Amount of    Percentage    of Common
                              Notes          of          Stock
Name of Selling             Owned and      Notes      That May Be
Securityholder               Offered    Outstanding     Sold (1)
--------------------------- ----------  -----------  -------------
Allentown City Firefighters     18,000           *           1,258
  Pension Plan
Allentown City Officers &        7,000           *             489
  Employees Pension Fund
Allentown City Police           34,000           *           2,377
  Pension Fund
Alpha US Sub Fund 4, LLC       975,000           *          68,181
Alpine Associates            9,400,000        1.56%        657,342
Alpine Partners, L.P.        1,300,000           *          90,909
Barclays Global Investors      750,000           *          52,447
  Ltd.
BNP Paribas Equity           4,268,000           *         298,461
  Strategies, SNC
Canyon Capital Arbitrage     4,500,000           *         314,685
  Master Fund, LTD
Canyon Value Realization     3,300,000           *         230,769
  Fund, LP
Canyon Value Realization     6,150,000        1.02%        430,069
  Fund (Cayman), LTD
Canyon Mac 18 LTD (RMF)      1,050,000           *          73,426
Convertible Securities Fund     50,000           *           3,496
CooperNeff Strategies Fund,  1,869,000           *         130,699
  L.P.
Credit Suisse First Boston   8,632,000        1.43%        603,636
  Corporation
Credit Suisse First Boston, 22,500,000        3.73%      1,573,426
  London Branch
Deeprock & Co.               1,000,000           *          69,930
First Union Securities Inc.  2,000,000           *         139,860
Independence Blue Cross        425,000           *          29,720
Jefferies & Company          1,700,000           *         118,881
Morgan Stanley & Co.         3,500,000           *         244,755
Nations Convertible            950,000           *          66,433
  Securities Fund
NMS Services (Cayman) Inc.  11,500,000        1.90%        804,195
Oakwood Healthcare Inc.        120,000           *           8,391
  (Pension)
Onex Industrial Partners     2,835,000           *         198,251
  Limited
Pebble Capital Inc.            940,000           *          65,734
Peoples Benefit Life         5,250,000           *         367,132
  Insurance Company
  Teamsters
Ram Trading LTD              5,000,000           *         349,650
Silvercreek Limited            490,000           *          34,265
  Partnership
Sturgeon Limited               563,000           *          39,370
TCW Group, Inc.             13,850,000        2.29%        968,531
Tempo Master Fund LP         8,465,000        1.40%        591,958
Trustmark Insurance Company    217,000           *          15,174
Whitebox Convertible         6,000,000           *         419,580
  Arbitrage Partners, L.P.
Van Kampen Equity Income             0           *               0
  Fund
Yield Strategies Fund I,     3,250,000           *         227,272
  L.P.
Yield Strategies Fund II,    3,000,000           *         209,790
  L.P.
Zurich International         2,000,000           *         139,860
  Benchmarks Master Fund c/o
  Alexandra Investment Mgt
  LLC

__________

*  Less than 1%

(1) The notes are convertible into shares of class A or class B common stock at a conversion price (subject to adjustment) of $14.30 per share.

                      ____________________

     Investing in the notes involves significant risks that are described in the "Risk Factors" section beginning on page 10 of the prospectus.

                      ____________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                      ____________________

    The date of this Prospectus Supplement is April 15, 2002.